Exhibit 99.1
    NEWS RELEASE

Contact:
Mike Hoelter
Vice President, Corporate Controller and Investor Relations
419-897-6715
investorrelations@andersonsinc.com

The Andersons, Inc. Acquires Majority Ownership in Skyland Grain, LLC

MAUMEE, Ohio, November 4, 2024 – The Andersons, Inc. (Nasdaq: ANDE) announced they have finalized the acquisition of a majority ownership in Skyland Grain, LLC.

The transaction enables The Andersons to expand its core grain and fertilizer businesses across strategic markets, including Kansas, Oklahoma, Colorado, and Texas. At the same time, Skyland will benefit from access to The Andersons extensive portfolio of assets and capabilities.

“With Skyland becoming part of The Andersons, we are confident that we are well-positioned to capitalize on the significant opportunities in this region, which boasts the fastest-growing feed demand in the country,” said Bill Krueger, president and CEO of The Andersons. “Skyland’s strong farmer relationships and core assets in grain, agronomy, cotton, and fuel, combined with our grain merchandising presence across the U.S. make this a powerful combination. Further, by bringing together our agronomy businesses, we not only double the size of The Andersons retail farm center business, but our combined buying power and expansive reach will create new opportunities for our customers, enhancing their competitiveness across the North American agricultural supply chain.”

“We are excited to join forces with The Andersons,” said Pete Goetzmann, CEO of Skyland. “Their asset footprint is a strong complement to ours, offering our producers greater access to the best markets. As a leader in the grain trade with a proven track record, The Andersons merchandising expertise, combined with Skyland’s deep local market knowledge and customer base, creates a powerful synergy that aligns perfectly with our mission of connecting our producers to the world.”

Skyland has more than 7,000 active co-op members across over 50 grain and agronomy locations. Skyland was advised on the transaction by Ascendant Partners, LLC and FTI Consulting, Inc.

About The Andersons, Inc.
The Andersons, Inc., named in 2024 to Forbes list of America's Most Successful Small Companies, Newsweek's list of America's Most Responsible Companies, and one of The Americas' Fastest Growing Companies by the Financial Times, is a diversified company rooted in agriculture that conducts business in the commodity merchandising, renewables, and nutrient & industrial sectors. Guided by its Statement of Principles, The Andersons is committed to providing extraordinary service to its customers, helping its employees improve, supporting its communities, and increasing the value of the company. For more information, please visit www.andersonsinc.com.

About Skyland Grain, LLC
Skyland operates grain storage and handling facilities at 50 locations in Kansas, Colorado, Oklahoma, and Texas. It also operates three cotton gins, a full-service agronomy sales and service division, and a retail and wholesale fuel sales and delivery division. Skyland also owns a majority interest in Heartland Soil Services, LLC, a precision agronomy testing, data analysis, and consulting company with operations in five states. For more information, please visit www.skylandgrain.com.